UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2025

Cidara Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(858) 752-6170
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	CDTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On September 30, 2025, Cidara Therapeutics, Inc. (the “Company”) entered into an Award/Contract (the “BARDA Agreement”) with the Biomedical Advanced Research and Development Authority (“BARDA”), part of the U.S. Department of Health and Human Services’ Administration for Strategic Preparedness and Response, to support expanded manufacturing and clinical development of CD388, the Company’s non-vaccine influenza preventative therapeutic.
The BARDA Agreement provides for potential total investments by BARDA of up to $339.2 million. BARDA will invest approximately $58.1 million initially over a base period, commencing in September 2025, and extending through September 2027, to support the onshoring of CD388 manufacturing to the United States as an addition to the initial commercial supply chain and conduct a clinical trial to demonstrate the comparability of a higher-concentration formulation and different presentations of CD388, further characterize its activity against pandemic influenza strains in non-clinical models and initiate the development of clinical trial protocols for expanded populations. The balance of the award is subject to BARDA exercising up to nine options and would support additional clinical and non-clinical studies of CD388 in specific populations, as a complement to the Company’s plans for a potential Biologics License Application (“BLA”) submission to the U.S. Food and Drug Administration (“FDA”), and consists of up to $281.1 million for up to such nine options. In addition, the Company may be responsible for up to $192.2 million for the Company’s portion of cost sharing applicable to up to a certain three of such options.
The BARDA Agreement has an initial term that commences on September 30, 2025, and extends through September 29, 2027, which may be extended by mutual agreement of the Company and BARDA, or, if any of the options are exercised by BARDA (as described above), to cover the period of such exercised option set forth in the BARDA Agreement; provided that the total duration of the BARDA Agreement shall not exceed beyond July 3, 2030.
The BARDA Agreement is terminable by BARDA or the Company at any time for any reason with 60 days’ prior written notice, following consultation between the parties, or by BARDA for cause, if the Company materially fails to comply with the provisions of the BARDA Agreement (subject to a standard cure period). In the case of termination other than for cause, certain termination costs incurred by the Company may be reimbursable by BARDA.
This project is being supported in whole or in part with federal funds from the U.S. Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA), under contract number 75A50125C00017. The BARDA Agreement and federal funding are not an endorsement of the study results, product or company.
The foregoing description of the material terms of the BARDA Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the BARDA Agreement, a copy of which the Company plans to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025.
Forward-Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the potential benefits of and future plans for CD388, including future clinical trials and the potential submission of a BLA to the FDA, potential investment amounts by BARDA, whether the Company will be able to transfer manufacturing to U.S. contract manufacturers, whether an influenza pandemic will occur and if it does whether CD388 will be purchased by the U.S. government. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to unanticipated delays in or negative results from the Company’s clinical trials and other risks related to clinical development, uncertainty as to whether the anticipated benefits of the BARDA collaboration can be achieved, delays in action by regulatory authorities, other obstacles associated with the enrollment of patients or other aspects of CD388 development and other risks and uncertainties associated with the Company’s business in general described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 filed with Securities and Exchange Commission (“SEC”) on August 7, 2025, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements which speak only as of the date made. Except as required by law, the Company does not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this Current Report on Form 8-K to conform these statements to actual results or to changes in its expectations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: October 3, 2025	/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)